Exhibit 15.2

Gaffney, Cline & Associates (Consultants) Pte Ltd Technical and Management Advisers to the Petroleum Industry Internationally Since 1962 Registration No. 198701453N	80 Anson Road, #31-01C Fuji Xerox Towers Singapore 079907 Telephone: +65 6225 6951 Facsimile: +65 6224 0842 email:gcas@gaffney-cline.com www.gaffney-cline.com

DSR/jbi/L0162/2010/KK1507.00	27th May, 2010
PetroChina Company Limited
9 Dongzhimen North Street, Dongcheng District
Beijing 100007
China
Dear Gentlemen,
THIRD PARTY REPORT
RESERVES ESTIMATION AND VALUATION OF SELECTED PETROLEUM ASSETS
(ALGERIA, CHAD AND KAZAKHSTAN-PKKR)
AS OF 31st DECEMBER, 2009
INTRODUCTION
          Gaffney, Cline & Associates (“GCA”) was requested by China National Oil and Gas Exploration and Development Corporation International Holding Ltd. (“CNODCI”), to conduct reserves estimation and valuation (as of 31st December, 2009) of selected petroleum assets in Algeria, Chad, Kazakhstan (PKKR, TP & KGM), and Venezuela, in which CNODCI has current interests. The SEC Executive and SEC Technical Reports were submitted to CNODCI in February, 2010.
          Recently, CNODCI requested GCA to prepare a Third Party Report intended to be submitted to PetroChina Company Limited (PetroChina). This report is to summarize the results of reserves estimation and valuation as of 31st December, 2009 as mentioned above of only selected petroleum assets. The selected petroleum assets determined by CNODCI are in Algeria, Chad and Kazakhstan (PKKR).
METHODOLOGY
          In carrying out the review, GCA relied upon information and data provided by the Company, which comprised: basic engineering data; geoscience information and engineering interpretations associated with such data; other technical reports; costs and commercial data; and development plans. The available data and interpretations were reviewed for reasonableness and the latter adjusted where appropriate.
          The results presented in this report are based upon information and data made available to GCA on or before 4th January, 2010. The Reserve Estimates, forward production estimates and Net Present Value (“NPV”) computations as presented herein are based upon these data and represent GCA’s opinion as of 31st December, 2009.

UNITED KINGDOM	UNITED STATES	SINGAPORE	AUSTRALIA	ARGENTINA	BRAZIL	KAZAKHSTAN	RUSSIA

GCA	GAFFNEY, CLINE & ASSOCIATES
          It is GCA’s considered opinion that the estimates of oil reserve volumes as of 31st December, 2009, presented in this document are, in aggregate, reasonable and were prepared in accordance with the Final Rule of Modernization of Oil and Gas Reporting (17 CFR Parts 210, 211, 229 and 249) published by the US Securities and Exchange Commission (SEC) on 14th January, 2009 on Federal Register/ Vol. 74, No. 9 (see web version: http://www.sec.gov/rules/final/2009/33-8995fr.pdf). The definitions are applicable to the Proved reserve categories and sub-classifications.
          Economic models were constructed based on terms of the applicable petroleum contracts as provided by CNODCI, in order to calculate CNODCI’s net revenue interest Proved reserves. As of 31st December, 2009, all Proved SEC reserves were allocated up to the end of the license contract period only.
          As per new SEC guidelines, the oil prices which were used in the evaluation are the un-weighted 12-month arithmetic averages of the first-day-of-the month price for each month within the 12-month period (January to December, 2009) prior to the end of reporting period, unless prescribed by contract. Those prices were not escalated throughout the evaluation period except where alternate prices are prescribed by contract. The report also summarises the sensitivity results in which oil prices were escalated throughout the evaluation period except as prescribed by contract. The historical 12-month oil prices were supplied by CNODCI.
          Future capital costs were derived from development program forecasts prepared by CNODCI for each production unit and corresponding recent historical unit cost data. The recent historical cost data for each relevant production unit were utilized to determine current operating cost conditions. These costs were not escalated and kept constant throughout the evaluation period in the Base Case; however the future capital and Operating Costs were escalated in the sensitivity analysis.
          CNODCI’s net reserve volumes are derived by converting calculated net revenues accruing to CNODCI under the terms of the relevant petroleum contract into equivalent barrels of oil utilising the average 2009 oil pricing explained above. The CNODCI net revenue interest volumes reported in this document represent those amounts that are determined to be attributable to CNODCI’s net economic interest after the deduction of amounts attributable to third parties (government and other working interest partners).
          Net Present Value (“NPV”) computations were also undertaken and derived using cost and production profiles input to the various economic models established for the different petroleum contracts. These NPVs represent future net revenue, after taxes, attributable to the interests of CNODCI, discounted over the economic life of the project at a specified discount rate to a present value as of 31st December, 2009. NPV results are also presented for the sensitivity analysis using the escalated oil prices and Capital and Operating Costs. Unless otherwise stated, no opening tax positions were considered.
          A glossary of abbreviations and key industry standard terms, some or all of which may be used in this report, is attached as Appendix I.

CNODCI	2	KK1507.00

GCA	GAFFNEY, CLINE & ASSOCIATES
1.	RESULTS SUMMARY
1.1	Net Reserves
            The following tables present the net entitlement Proved Developed, Proved Undeveloped and Total Proved oil reserves attributable to CNODCI’s working interests (WI) estimated in accordance with SEC guidelines.
            As required under SEC guidelines, these estimates were prepared under the prevailing fiscal terms and exclude any government share. The economic cut offs were applied using costs and prices which are kept constant throughout the period of calculation, except where alternate prices are prescribed by contract. The oil prices used for these computations were the un-weighted 12-month arithmetic average of the first-day-of-the month price for each month within the 12-month period (January to December, 2009). No LPG volumes are reported this year due to no LPG sales contract being provided to GCA to review.
NET ENTITLEMENT PROVED OIL RESERVES
AS OF 31st DECEMBER, 2009

		Proved
Country	Proved Developed	Undeveloped	Total Proved

	(Mstb)	(Mstb)	(Mstb)

ALGERIA	6,774	10,713	17,487

CHAD	-	25,958	25,958

KAZAKHSTAN - PKKR	76,074	4,387	80,461

TOTAL CNODCI	82,848	41,058	123,906

Note: Totals may not add exactly due to rounding errors.
1.2	Gross Volumes
            Gross production volumes are presented for reference information only. They represent a 100% working interest in commercially recoverable volumes, i.e. after economic cutoffs have been applied. Gross volumes include volumes attributable to third parties, government and other working interest partners. Some of the gross volumes may include agreed contract baseline production and thus contain volumes which are not attributable to CNODCI.

CNODCI	3	KK1507.00

GCA	GAFFNEY, CLINE & ASSOCIATES
GROSS PROVED OIL RESERVES
AS OF 31st DECEMBER, 2009

		Proved
Country	Proved Developed	Undeveloped	Total Proved
	(Mstb)	(Mstb)	(Mstb)

ALGERIA	13,824	21,864	35,688

CHAD	-	29,137	29,137

KAZAKHSTAN - PKKR	123,800	7,318	131,118

TOTAL CNODCI	137,624	58,319	195,943

Note: Totals may not add exactly due to rounding errors.
1.3	Net Present Values
          The NPVs as of 31st December, 2009 of estimated cash flows discounted at 10%, after taxes, attributable to CNODCI’s working interest in the projects identified above (excluding any balance sheet adjustments or financing costs), are summarised below.
NET PRESENT VALUES ATTRIBUTABLE TO CNODCI
AS OF 31st DECEMBER, 2009
DISCOUNT RATE 10%

		Proved
Country	Proved Developed	Undeveloped	Total Proved
	(U.S.$MM)	(U.S.$MM)	(U.S.$MM)

ALGERIA	76	83	159

CHAD	-	0	0

KAZAKHSTAN - PKKR	823	41	864

TOTAL CNODCI	899	124	1,023

Notes:
1.	No opening tax positions or un-recovered balances are available.

2.	Totals may not add exactly due to rounding errors.

CNODCI	4	KK1507.00

GCA	GAFFNEY, CLINE & ASSOCIATES
          The NPVs were calculated on the basis of SEC guidelines under which the economic cut-offs were applied using constant costs and prices. The oil prices used for these computations were the un-weighted 12-month arithmetic average of the first-day-of-the month price for each month within the 12-month period (January to December, 2009) except in instances where alternate prices are prescribed by contract.
          The reported NPVs were derived using cost and production profiles input to the various economic models established for the different petroleum contracts and in accordance with the economic assumptions described and discussed in the “Economic Evaluation” sub-sections for each country (see SEC Executive Report submitted to CNODCI in February, 2010). The economic models are based on GCA’s understanding of each contract, as advised by CNODCI.
1.4	Sensitivity Analysis
          Sensitivity analysis has been carried out on the oil prices. In the sensitivity analysis, oil prices were escalated throughout the evaluation period except prescribed by contract. In addition to the escalated oil prices, CAPEX and OPEX were escalated. The sensitivity results are summarised below.
NET PRESENT VALUES ATTRIBUTABLE TO CNODCI
SENSITIVITY RESULTS
AS OF 31st DECEMBER, 2009
DISCOUNT RATE 10%

		Proved
Country	Proved Developed	Undeveloped	Total Proved
	(U.S.$MM)	(U.S.$MM)	(U.S.$MM)

ALGERIA	78	92	170

CHAD	-	198	198

KAZAKHSTAN - PKKR	1,270	67	1,337

TOTAL CNODCI	1,348	357	1,705

Notes:

1.	No opening tax positions or un-recovered balances are available.

2.	Totals may not add exactly due to rounding errors.

CNODCI	5	KK1507.00

GCA	GAFFNEY, CLINE & ASSOCIATES
2.      BASIS OF OPINION
          This report has been compiled under the supervision of Mr. David S. Ahye. Mr. Ahye is GCA’s Regional Director for the Asia Pacific region, based in Singapore. He has over 30 years’ experience in the petroleum industry and has managed numerous reserves certification audits. Mr. Ahye holds a Bachelor’s Degree (Honours) in Chemical Engineering.
          This assessment was conducted within the context of GCA’s understanding of the effects of petroleum legislation, taxation and other regulations that currently pertain to the various properties. However, GCA is not in a position to attest to the property title, financial interest relationships or encumbrances thereon for any part of the properties reviewed.
          It should be understood that any evaluation, particularly one involving future petroleum developments, may be subject to significant variations over short periods of time, as new information becomes available and perceptions change.
          GCA acted as independent reserve auditors. The firm’s senior partners, officers, and employees have no direct or indirect interest holding in either CNODCI or its affiliated companies. GCA’s remuneration was not in any way contingent upon reported reserve estimates. No representations are made herein in respect of property title or encumbrances thereon. The economic analyses presented have been utilized solely for the calculation of net reserves and do not represent assessments of market value. This report has been prepared for CNODCI and should not be used for purposes other than those for which it is intended.
Yours faithfully,
GAFFNEY, CLINE & ASSOCIATES (CONSULTANTS) PTE LTD

David S. Ahye
Regional Director, Asia Pacific

CNODCI	6	KK1507.00

GCA	APPENDIX I
APPENDIX I
GLOSSARY

CNODCI	KK1507.00

GCA	APPENDIX I
List of Standard Oil Industry Terms and Abbreviations

ABEX	Abandonment Expenditure
ACQ	Annual Contract Quantity
°API	Degrees API (American Petroleum Institute)
AAPG	American Association of Petroleum Geologists
AVO	Amplitude versus Offset
A$	Australian Dollars
B	Billion (109)
Bbl	Barrels
/Bbl	per barrel
Bbbl	Billion Barrels
BHA	Bottom Hole Assembly
BHC	Bottom Hole Compensated
Bscf or Bcf	Billion standard cubic feet
Bscf/d or Bcf/d	Billion standard cubic feet per day
Bm3	Billion cubic metres
bcpd	Barrels of condensate per day
BHP	Bottom Hole Pressure
blpd	Barrels of liquid per day
bpd	Barrels per day
boe	Barrels of oil equivalent @xxx mcf/bbl
boepd	Barrels of oil equivalent per day@xxx mcf/bbl
BOP	Blow Out Preventer
bopd	Barrels oil per day
bwpd	Barrels of water per day
BS&W	Bottom sediment and water
BTU	British Thermal Units
bwpd	Barrels water per day
CBM	Coal Bed Methane
CO2	Carbon Dioxide
CAPEX	Capital Expenditure
CCGT	Combined Cycle Gas Turbine
cm	centimetres
CMM	Coal Mine Methane
CNG	Compressed Natural Gas
Cp	Centipoise (a measure of viscosity)
CSG	Coal Seam Gas
CT	Corporation Tax
Cum	Cumulative
DCQ	Daily Contract Quantity
Deg C	Degrees Celsius
Deg F	Degrees Fahrenheit
DHI	Direct Hydrocarbon Indicator
DST	Drill Stem Test
DWT	Dead-weight ton
E&A	Exploration & Appraisal
E&P	Exploration and Production
EBIT	Earnings before Interest and Tax
EBITDA	Earnings before interest, tax, depreciation and amortisation
EI	Entitlement Interest
EIA	Environmental Impact Assessment
EMV	Expected Monetary Value

EOR	Enhanced Oil Recovery
EUR	Estimated Ultimate Recovery
FDP	Field Development Plan
FEED	Front End Engineering and Design
FPSO	Floating Production, Storage and Offloading
FSO	Floating Storage and Offloading
ft	Foot/feet
Fx	Foreign Exchange Rate
g	gram
g/cc	grams per cubic centimetre
gal	gallon
gal/d	gallons per day
G&A	General and Administrative costs
GBP	Pounds Sterling
GDT	Gas Down to
GIIP	Gas initially in place
Gj	Gigajoules (one billion Joules)
GOR	Gas Oil Ratio
GTL	Gas to Liquids
GWC	Gas water contact
HDT	Hydrocarbons Down to
HSE	Health, Safety and Environment
HSFO	High Sulphur Fuel Oil
HUT	Hydrocarbons up to
H2S	Hydrogen Sulphide
IOR	Improved Oil Recovery
IPP	Independent Power Producer
IRR	Internal Rate of Return
J	Joule (Metric measurement of energy. 1 kilojoule = 0.9478 BTU)
k	Permeability
KB	Kelly Bushing
KJ	Kilojoules (one Thousand Joules)
kl	Kilolitres
km	Kilometres
km2	Square kilometres
kPa	Thousands of Pascals measurement of pressure)
KW	Kilowatt
KWh	Kilowatt hour
LKG	Lowest Known Gas
LKH	Lowest Known Hydrocarbons
LKO	Lowest Known Oil
LNG	Liquefied Natural Gas
LoF	Life of Field
LPG	Liquefied Petroleum Gas
LTI	Lost Time Injury
LWD	Logging while drilling
m	Metres
M	Thousand
m3	Cubic metres
Mcf or Mscf	Thousand standard cubic feet
MCM	Management Committee Meeting
cf or scf	Standard Cubic Feet

CNODCI	AI.1	KK1507.00

GCA	APPENDIX I

MMcf or MMscf	Million standard cubic feet
m3d	Cubic metres per day
MDT	Modular Dynamic Tester
mD	Measure of Permeability in millidarcies
MD	Measured Depth
Mean	Arithmetic average of a set of numbers
Median	Middle value in a set of values
MFT	Multi Formation Tester
mg/l	milligrames per litre
MJ	Megajoules (One Million Joules)
Mm3	Thousand Cubic metres
Mm3d	Thousand Cubic metres per day
MM	Million
MMbbl	Millions of barrels
MMBTU	Millions of British Thermal Units
Mode	Value that exists most frequently in a set of values = most likely
Mscf/d	Thousand standard cubic feet per day
MMscf/d	Million standard cubic feet per day
MW	Megawatt
MWD	Measuring While Drilling
MWh	Megawatt hour
mya	Million years ago
NGL	Natural Gas Liquids
N2	Nitrogen
NPV	Net Present Value
OBM	Oil Based Mud
OCM	Operating Committee Meeting
ODT	Oil down to
OPEX	Operating Expenditure
OWC	Oil Water Contact
p.a.	Per annum
Pa	Pascals (metric measurement of pressure)
P&A	Plugged and Abandoned
PDP	Proved Developed Non-producing
PI	Productivity Index
PJ	Petajoules (10[15]Joules)
PSDM	Post Stack Depth Migration
psi	Pounds per square inch
psia	Pounds per square inch absolute
psig	Pounds per square inch gauge
PUD	Proved Undeveloped
PVT	Pressure volume temperature
P10	10% Probability
P50	50% Probability
P90	90% Probability
RF	Recovery factor
RFT	Repeat Formation Tester
RT	Rotary Table
Rw	Resistivity of water
SCAL	Special core analysis

cf/d or scf/d	Standard Cubic Feet per day
scf/ton	Standard cubic foot per ton
SL	Straight line (for depreciation)
so	Oil Saturation
SPE	Society of Petroleum Engineers
SPEE	Society of Petroleum Evaluation Engineers
ss	Subsea
stb	Stock tank barrel
STOIIP	Stock tank oil initially in place
sw	Water Saturation
T	Tonnes
TD	Total Depth
Te	Tonnes equivalent
THP	Tubing Head Pressure
TJ	Terajoules (10[12]Joules)
Tscf or Tcf	Trillion standard cubic feet
TCM	Technical Committee Meeting
TOC	Total Organic Carbon
TOP	Take or Pay
Tpd	Tonnes per day
TVD	True Vertical Depth
TVDss	True Vertical Depth Subsea
USGS	United States Geological Survey
U.S.$	United States Dollar
VSP	Vertical Seismic Profiling
WC	Water Cut
WI	Working Interest
WPC	World Petroleum Council
WTI	West Texas Intermediate
wt%	Weight percent
1H05	First half (6 months) of 2005 (example of date)
2Q06	Second quarter (3 months) of 2006 (example of date)
2D	Two dimensional
3D	Three dimensional
4D	Four dimensional
1P	Proved Reserves
2P	Proved plus Probable Reserves
3P	Proved plus Probable plus Possible Reserves
%	Percentage

CNODCI	AI.1	KK1507.00